Exhibit 99.1
Retail Ventures, Inc. Reports Third Quarter Operating Results
Columbus, Ohio, December 07, 2005 /PRNewswire/ — Retail Ventures, Inc. (NYSE: RVI) today announced its consolidated financial results for the third quarter ended October 29, 2005.
•	Net sales for the thirteen-week period ended October 29, 2005 increased 6.6% to $746.1 million from $699.7 million for the quarter ended October 30, 2004, a $46.4 million increase over the prior year’s thirteen-week period. The Company’s comparable store sales for the thirteen-week period increased 1.0% when compared to the same period last year.
•	The net income for the quarter was $54.2 million, or $0.88 per share on a diluted basis, compared to a net loss of $1.3 million, or $0.04 per share on a diluted basis last year. Included in net income for the quarter was $64.8 million non-cash income representing the change in fair value of warrants.
Retail Ventures, Inc. is a leading off-price retailer currently operating 114 Value City Department Stores in the Midwest, mid-Atlantic and southeastern U.S., 27 Filene’s Basement stores in the Northeast and 198 better-branded DSW stores in major metropolitan areas throughout the country. DSW also supplies, under supply arrangements, to 213 locations for other non-related retailers in the United States.
Webcast
To hear the Company’s live third quarter earnings conference call, log on to www.retailventuresinc.com at 5:00 p.m. ET today, Wednesday, December 7, 2005. The call will be rebroadcast on the Company’s website. The telephone rebroadcast can be heard by dialing 1-866-206-0173 with the pin number 162096#.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the Company’s latest quarterly or annual report, as filed with the SEC. These risk factors include, but are not limited to: decline in demand for our merchandise, our ability to achieve our business plans, expected cash flow from operations, vendors and their factor relations, flow of merchandise, compliance with our credit agreements, our ability to strengthen our liquidity and increase our credit availability, the availability of desirable store locations on suitable terms, changes in consumer spending patterns, marketing strategies, consumer preferences and overall economic conditions, the impact of competition and pricing, changes in weather patterns, seasonality of operations, changes in fuel and energy costs, changes in existing or potential duties, tariffs or quotas, paper and printing costs, the ability to hire and train associates and development of management information systems. Management undertakes no obligation to revise these forward-looking statements included in this press release to reflect any future events or circumstances.
SOURCE: Retail Ventures, Inc.
Contact: Jim McGrady, Chief Financial Officer — (614) 478-2208

RETAIL VENTURES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	October 29,	January 29,	October 30,
	2005	2005	2004
			*Restated
ASSETS
Cash and equivalents	$78,778	$29,258	$17,666
Accounts receivable, net	47,826	7,455	13,135
Receivables from related parties	527	501	193
Inventories	617,903	473,051	584,832
Prepaid expenses and other assets	28,830	21,112	23,844
Deferred income taxes	58,288	64,359	52,120

Total current assets	832,152	595,736	691,790

Property and equipment, net	276,841	280,454	268,313
Goodwill	25,899	25,899	37,619
Tradenames and other intangibles, net	40,278	43,460	44,512
Deferred income taxes and other assets	8,887	37,806	39,346

Total assets	$1,184,057	$983,355	$1,081,580

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$268,152	$202,578	$272,384
Accounts payable to related parties	4,529	5,428	5,178
Accrued expenses	186,853	150,939	134,336
Warrant Liability ($47,948 — related party)	48,472
Current maturities of long-term obligations	634	611	573

Total current liabilities	508,640	359,556	412,471

Long-term obligations, net of current maturities	198,652	343,375	388,021
Other noncurrent liabilities	126,491	87,710	70,783
Minority Interest	108,626
Shareholders’ equity	241,648	192,714	210,305

Total liabilities and shareholders’ equity	$1,184,057	$983,355	$1,081,580

* The Company restated its consolidated balance sheet at October 30, 2004 and the consolidated statement of operations for the quarter and year to date ended October 30, 2004 to correct certain errors in its accounting for two types of leasing transactions.

RETAIL VENTURES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 29,	October 30,	October 29,	October 30,
	2005	2004	2005	2004
		*Restated		*Restated

Net sales	$746,101	$699,738	$2,092,880	$1,977,692
Cost of sales	(462,397)	(419,776)	(1,281,412)	(1,178,731)

Gross profit	283,704	279,962	811,468	798,961
Selling, general and administrative expenses	(290,439)	(273,962)	(835,328)	(778,232)
Change in fair value of warrants ($64,193 and $(31,590) — related party, respectively)	64,778		(31,070)
License fees and other income	1,593	1,950	7,104	5,073

Operating profit (loss)	59,636	7,950	(47,826)	25,802
Interest expense, net
Non-related parties	(1,981)	(3,123)	(10,430)	(8,981)
Related parties	(1,264)	(6,815)	(12,884)	(20,266)

Income (loss) before income taxes	56,391	(1,988)	(71,140)	(3,445)
Benefit for income taxes	1,812	646	1,645	911
Minority Interest	(4,022)		(3,299)

Net Income (loss)	$54,181	$(1,342)	$(72,794)	$(2,534)

Basic and diluted income (loss) per share:
Basic	$1.37	$(0.04)	$(1.90)	$(0.07)
Diluted	$0.88	$(0.04)	$(1.90)	$(0.07)

Shares used in per share calculations:

Basic	39,479	33,978	38,227	33,914
Diluted	61,514	33,978	38,227	33,914

*  The Company restated its consolidated balance sheet at October 30, 2004 and the consolidated statement of operations for the quarter and year to date ended October 30, 2004 to correct certain errors in its accounting for two types of leasing transactions.

Same store sales: **
Value City Department Stores	(1.0)%	(7.8)%	(4.6)%	(4.9)%
DSW	3.5	0.8	3.7	4.7
Filene’s Basement	2.1	1.1	1.9	6.4

Total	1.0%	(4.1)%	(0.9)%	(0.7)%

Store count at end of period:
Value City Department Stores			114	116
DSW			197	167
Filene’s Basement			27	25

Total			338	308

SOURCE: Retail Ventures, Inc.

**  Business segments were realigned at the beginning of fiscal 2005 to reflect how the Company establishes strategic goals and manages its business. The realignment resulted in the Filene’s Basement shoe business being included within the DSW segment. The fiscal 2004 presentation has been restated to conform with this realignment.